Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Fund Counsel, Independent Directors’ Counsel and Independent Registered Public Accounting Firm,” “Financial Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A No. 033-66528) of Old Westbury Funds, Inc., and to the incorporation by reference of our report dated December 21, 2012, on the Portfolios constituting Old Westbury Funds, Inc. included in the Annual Shareholder Report for the fiscal year ended October 31, 2012.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York

February 28, 2013